Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:	Goldman Sachs N-11 Equity Fund
Name of Underwriter or Dealer Purchased From:	UBS Securities LLC
Names of Underwriting Syndicate Members:	Goldman, Sachs & Co.; BBVA Securities Inc.; J.P. Morgan Securities LLC; Santander Investment Securities Inc.; SG Americas Securities, LLC; and UBS Securities LLC
Name of Issuer:	OHL Mexico SAB de CV
Title of Security:	OHL MEXICO, S.A.B. DE C.V
Date of First Offering:	06/21/13
Dollar Amount Purchased:	980,348.88
Number of Shares or Par Value of Bonds Purchased:	452,191.00
Price Per Unit:	29.000
Resolution Approved:	Resolution adopted at the Meeting of the Board of Trustees on August 15, 2013.*

*           Resolution adopted at the Meeting of the Board of Trustees on August 15, 2014:

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P. (GSAM) to the Trustees, except as described at the meeting, all purchases made during the calendar quarter ended June 30, 2013 by the Goldman Sachs Trust, Goldman Sachs Variable Insurance Trust and Goldman Sachs Credit Strategies Fund (the Trusts) on behalf of their Funds of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman, Sachs & Co. or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended (the 1940 Act).